UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2006

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Suite 200 Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 287-5680

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Resignation of Executive Vice President and President, Publisher Services Group

On April 6, 2006, Cadmus Communications Corporation (the “Company”) entered into a Stock Option Cancellation Agreement and on April 8, 2006 entered into a Change in Status Agreement with Stephen E. Hare, Executive Vice President of the Company and President of the Publisher Services Group.

Pursuant to the Change in Status Agreement, effective March 15, 2006, Mr. Hare resigned as Executive Vice President of the Company and President of the Publisher Services Group, but will remain an employee of the Company, on inactive status, until the earlier of March 15, 2007 or the date Mr. Hare begins other full-time employment (the “Termination Date”). Under the Change in Status Agreement, Mr. Hare will be entitled to (i) receive $415,384.62 for the period beginning March 15, 2006 and ending March 15, 2007 and (ii) participate in the Company’s group medical, dental, vision, and life insurance plans until the Termination Date. All options to purchase Company stock held by Mr. Hare (other than the options to which the Stock Option Cancellation Agreement relates) will expire 90 days following the Termination Date. All restricted stock granted to Mr. Hare under the 1990 Long Term Incentive Stock Plan that remains subject to restriction will vest on May 13, 2006 as long as the Termination Date does not occur before May 13, 2006. All unvested restricted stock granted to Mr. Hare under the Cadmus FY 2005-2007 Executive Long-Term Incentive Plan was forfeited effective March 15, 2006. No services are required of Mr. Hare under this agreement.

Under the Change in Status Agreement, with limited exceptions, for one year after the Termination Date, Mr. Hare has agreed not to (i) solicit for employment, recruit, provide information on any personnel of the Company or assist another employer in the recruitment of any employee of the Company, or (ii) without the prior written approval of the Company, solicit any customer (as defined in the agreement) on his own behalf or on behalf of any other person, entity or firm for the purpose of selling to the customer any product or service that is competitive with any product or service offered for sale by the Company during the last twelve months of Mr. Hare’s employment by the Company, or disclose to any customer any propriety, confidential or trade secret document or information.

In addition, under the Change in Status Agreement, with limited exceptions, Mr. Hare has agreed not to compete or engage in activities competitive with the business in which the Company is engaged for one year after March 15, 2006, unless otherwise agreed to in writing by the Company.

In addition to any other payments to be made under the Change in Status Agreement, Mr. Hare may be paid $1,600 per day for future project-related services if requested by the Company.

The Change in Status Agreement provides Mr. Hare the right to revoke the agreement within seven days after Mr. Hare executes the agreement.

Under the Stock Option Cancellation Agreement, the Company will pay $177,450 to Mr. Hare as consideration for the cancellation of 23,200 stock options for shares of the common stock of the Company held by Mr. Hare. 15,700 of these options were granted to Mr. Hare on May 9, 2002 with an exercise price of $12.56 and 7,500 of these options were granted to Mr. Hare on May 19, 2003 with an exercise price of $9.48. The Company expects to complete the cancellation of the stock options by April 14, 2006.

The Stock Option Cancellation Agreement and the Change in Status Agreement will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Paul K. Suijk
Paul K. Suijk
Senior Vice President and
Chief Financial Officer

Date: April 12, 2006